Contact:

Mark Land

Executive Director – Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

October 1, 2010

Stephen B. Dobbs elected to Cummins Board of Directors

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) announced today that Stephen B. Dobbs,

Senior Group President at Fluor Corporation, has been appointed to the Company’s Board of Directors.

Dobbs, 54, becomes the 10th Cummins Board member, and will serve on the Board’s Safety, Environment and Technology committee, as well as the Audit, Finance and Governance and Nominating committees.  His term begins immediately and he will stand for election at the Company’s next annual meeting in May 2011.  All Cummins directors are elected annually.

Dobbs joined Fluor in 1980 and has broad global experience managing projects in fields related to infrastructure development, power generation and petrochemical development. In his current role, he oversees Fluor’s Industrial & Infrastructure and Global Services business groups.

Dobbs serves as a director or officer of several of Fluor’s subsidiaries, as well as on the company’s executive development forum and its compliance and ethics committee. He also is a recognized industry expert on project finance and previously served as an advisor to the Ministry of Finance of the Netherlands on issues related to public-private partnerships and private finance initiatives.

“Steve is an accomplished leader who has significant experience in a number of markets where Cummins competes,” said Chairman and Chief Executive Officer Tim Solso. “He also brings valuable international experience to the Board, which will serve Cummins well as the Company continues to expand its presence around the world.”

Dobbs earned his doctorate in engineering from Texas A&M University and holds an undergraduate degree in nuclear engineering, also from Texas A&M.  He serves on the World Economic Forum’s Global Agenda Council on Geopolitical Risk as well as the Governor’s Business Council for the state of Texas.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

About Fluor

Fluor Corporation, based in Irving, Texas, is a Fortune 500 company and one of the largest publicly traded engineering, procurement, construction, maintenance and project management firms in the world. Fluor serves clients in a wide variety of traditional and evolving industries worldwide, including chemicals and petrochemicals; commercial and institutional; government services; health-care; life sciences; manufacturing; microelectronics; mining; oil and gas; power; renewable energy; telecommunications; and transportation infrastructure.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.